Exhibit 99.1

Legacy Education Delivers Record Fiscal 2026 Results with 25% Revenue Growth and Continued Enrollment Gains

LANCASTER, Calif., Sept. 24, 2026 /PRNewswire/ -- Legacy Education Inc. (“Legacy Education” or the “Company”) (NYSE American: LGCY), a leading provider of career education healthcare programs, today announced financial and operating results for the fourth quarter and fiscal year ended June 30, 2026.

Legacy Education Inc. will host a conference call to discuss fourth quarter and fiscal year-end financial results on Thursday, September 24, 2026, at 4:30 p.m. Eastern time.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at: Q4 and Full FY 2026 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a calendar invitation and link to join the call. Participants are requested to register at a minimum 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com. Toll-free dial-in number is (877) 407-9785 and international dial-in number is (201) 689-8843.

Fourth Quarter Fiscal 2026 Financial Highlights

●	Revenue grew 12.0% to $20.1 million

●	Net income grew 53.3% to $1.9 million

●	Diluted earnings per share increased 44.4% to $0.13

●	EBITDA of $2.8 million and adjusted EBITDA of $3.1 million

Fiscal Year Ended June 30, 2026 Financial and Operational Highlights

●	Revenue grew 24.8% to $80.1 million

●	Net income grew 21.3% to $9.1 million

●	Diluted earnings per share increased 11.9% to $0.66

●	EBITDA of $12.5 million and adjusted EBITDA of $13.6 million

●	New student starts increased 9.0%

●	Ended year with student population of 3,377, 8.9% higher than 2025

Strategic Developments

●	Increased capacity at High Desert Medical College’s Lancaster and Temecula campuses through significant facility expansions, positioning both campuses to accommodate continued enrollment and program growth.

●	Expanded Legacy Education’s geographic footprint beyond California, signing a lease for the Company’s first planned campus in Houston, Texas.

●	Advanced Contra Costa Medical Career College’s academic portfolio with two newly approved degree programs and one certificate program, with launches planned for the second quarter of fiscal 2027.

●	Achieved the maximum reaccreditation term for two schools, while maintaining institutional accreditation across all four Legacy Education institutions.

“Our fiscal 2026 results reflect the continued strength of Legacy Education and the meaningful progress we are making across the organization,” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education Inc. “Revenue, new student starts and our year-end student population all increased, reflecting continued demand for our career-focused education programs. At the same time, we expanded our academic offerings, increased capacity at key campuses and advanced our geographic expansion strategy. We enter fiscal 2027 with strong momentum and a clear focus on serving more students, broadening access to high-quality career education and creating sustainable, long-term value for our shareholders.”

YEAR END FINANCIAL RESULTS

Year ended June 30, 2026 compared to June 30, 2025

●	Revenue was $80.1 million in fiscal 2026 compared to $64.2 million in fiscal 2025, an increase of $15.9 million, or 24.8%, driven by new student starts of 3,483. This resulted in a 9% increase in student enrollment to 3,377. The increase was also impacted by the timing of the CCMCC acquisition in December 2024 in which a full year of revenue was reported in the current year while only half in the prior year.

●	Educational services were $42.9 million in fiscal 2026 compared to $34.2 million in fiscal 2025, an increase of $8.7 million, or 25.3%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments as well as increased rent and books, supplies, externship fees and an increase in non-cash compensation charge of approximately $0.6 million. As a percentage of revenue, educational services expense increased slightly from 53.4% to 53.6%, reflecting the same cost factors described above.

●	General and administrative expense was $24.2 million in fiscal 2026, compared to $19.1 million in fiscal 2025, an increase of $5.1 million, or 26.7%. General and administrative expense increased primarily due to higher marketing expense, professional fees, and increased bad debt expense associated with higher student enrollment, growth in accounts receivable balances, and the Company’s periodic reassessment of expected credit losses and write-offs associated with inactive student accounts. As a percentage of revenue, general and administrative expense increased from 29.8% to 30.2% primarily due to increases in offices supplies and other general and administrative expenses offset by reductions in marketing and bad debt as a percentage of revenue. Of the total general and administrative expense, $5.9 million and $4.7 million relate to marketing expenses for fiscal 2026 and 2025, respectively. Bad debt expense was approximately $4.0 million, or 5% of revenue in fiscal 2026 compared to approximately $3.4 million, or 5.3% of revenue in fiscal 2025.

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUE
Tuition and related income, net	$20,101,822	$17,950,235	$80,056,194	$64,168,025
OPERATING EXPENSES
Educational services	11,263,632	9,446,177	42,921,548	34,246,953
General and administrative	5,910,204	6,306,067	24,210,228	19,114,874
General and administrative - related party	124,200	83,059	469,900	378,154
Depreciation and amortization	190,990	124,672	644,085	441,718
Total costs and expenses	17,489,026	15,959,975	68,245,761	54,181,699

OPERATING INCOME	2,612,796	1,990,260	11,810,433	9,986,326

Loss on disposal of fixed assets	(2,917)	0	(14,812)	0
Loss on debt settlement	(333,250)	0	(333,250)	0
Interest expense	(7,940)	(28,721)	(68,150)	(112,731)
Interest income	317,854	287,433	1,287,800	1,149,234
Total other income (expense)	(26,253)	258,712	871,588	1,036,503

INCOME BEFORE INCOME TAXES	$2,586,543	$2,248,972	$12,682,021	$11,022,829

Income tax expense	(706,017)	(1,022,005)	(3,542,538)	(3,488,597)
NET INCOME	$1,880,526	$1,226,967	$9,139,483	$7,534,232

Net income per share
Basic net income per share	$0.15	$0.10	$0.73	$0.65
Diluted net income per share	$0.13	$0.09	$0.66	$0.59
Basic weighted average shares outstanding	12,711,023	12,397,451	12,599,955	11,581,383
Diluted weighted average shares outstanding	14,093,403	13,621,522	13,935,937	12,685,036

Selected Consolidated Balance Sheet Data:	June 30, 2026

Cash and cash equivalents	$22,731,159
Current assets	45,807,980
Total assets	78,549,749
Current liabilities	12,364,750
Total stockholders’ equity	52,765,456

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Legacy Education furnishes certain adjusted non-GAAP supplemental information to its financial results regarding EBITDA and adjusted EBITDA. The most directly comparable GAAP financial measure to each of EBITDA and adjusted EBITDA is net income. EBITDA is calculated as net income before other expense (income), net, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude non-cash stock-based compensation. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, GAAP and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

	Three Months Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$1,880,526	$1,226,967	$9,139,483	$7,534,232
Adjusted to exclude the following:

Other expense (income), net	26,253	(258,712)	(871,588)	(1,036,503)
Provision for income taxes	706,017	1,022,005	3,542,538	3,488,597
Depreciation and amortization	190,990	124,672	644,085	441,718
EBITDA	2,803,786	2,114,932	12,454,518	10,428,044

Non-cash compensation	309,772	269,246	1,170,977	552,800

Adjusted EBITDA	$3,113,558	$2,384,178	$13,625,495	$10,980,844

About Legacy Education Inc.

Legacy Education (NYSE American: LGCY) is a nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, sonography, medical technicians, dental assisting, business administration, and several others. The Company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing its education footprint via organic enrollment growth, addition of new programs, and accretive acquisitions. For more information, please visit www.legacyed.com or on LinkedIn @legacy-education-inc.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the Company’s operations. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements because of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance, or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

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